EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On August 30, 2021, Ideanomics, Inc., (“Ideanomics”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Longboard Merger Corp. (“Merger Sub”), VIA Motors International, Inc. (“VIA”) and Shareholder Representative Services LLC, in its capacity as Stockholders’ Representative, whereby, on January 31, 2023, Merger Sub merged with and into VIA (the “Merger”), with VIA being the surviving corporation of such merger and Ideanomics being the owner of 100% of the issued and outstanding equity of VIA. Ideanomics and VIA are collectively referred to as the “Combined Company”.

The total aggregate consideration payable in connection with the Merger is equal to $630 million, consisting of consideration issued at the closing of the transaction of $450 million and an earnout payment of up to $180 million payable before December 31, 2026, subject to fulfillment of certain conditions (see the section titled “The Merger Agreement – Conditions to Completion of the Merger”) (such payments together, the “Merger Consideration”). The Merger Consideration is subject to customary purchase price adjustments described in the Merger Agreement and is payable in shares of common stock of Ideanomics. The consideration to be received per share of VIA common stock in the Merger will be equal to the Merger Consideration (as adjusted) divided by the aggregate number of shares of VIA common stock outstanding immediately prior to the effective time of the Merger (the “effective time”) after giving effect to the conversion of certain VIA options, warrants and RSUs as well as the conversion of all outstanding VIA convertible debt instruments (the “Per Share Merger Consideration”). At the effective time of the Merger, each share of VIA common stock issued and outstanding immediately prior to the effective time will be cancelled and automatically converted into the right to receive a number of shares of Ideanomics common stock equal to the Per Share Merger Consideration.

Prior to entering into the Merger Agreement, on June 7, 2021, Ideanomics and VIA entered into a Simple Agreement for Future Equity (“SAFE”) for an amount of $7.5 million. The SAFE amount will be a reduction to the Merger Consideration. In addition, in connection with the execution of the Merger Agreement, on August 30, 2021, Ideanomics provided a $42.5 million loan to VIA, which was issued in the form of a secured convertible promissory note. Ideanomics provided additional funding through December31, 2022 in the aggregate amount of $20.7 million.

The amounts were issued under the same secured convertible promissory note (collectively the “Note”). The Note is secured by a lien on all the assets of VIA and was treated as a reduction to the Merger Consideration payable in equity. For purposes of the pro forma condensed balance sheet of the Combined Company, the total amount of the Note as of December 31, 2023, is $63.2 million.

Additionally, on May 20, 2022, Ideanomics and VIA entered into a Secured Promissory Note whereby Ideanomics provided an initial $2.2 million loan to VIA. Ideanomics has provided additional funding through December 31, 2022 in the aggregate amount of $12.3 million.

The amounts were issued under the same secured promissory note (collectively the “Promissory Note”). The Promissory Note is secured by a lien on all the assets of VIA and is expected to be forgiven at the acquisition. For purposes of the pro forma condensed balance sheet of the Combined Company, the total amount of the Promissory Note as of December 31, 2022, is $14.5 million.

The following unaudited pro forma condensed combined balance sheet of the Combined Company as of December 31, 2022 (the “pro forma balance sheet”) combines the historical consolidated balance sheets of Ideanomics and VIA, giving effect to the Merger as if it had occurred on December 31, 2022. The unaudited pro forma condensed combined statements of operations of the Combined Company for the year ended December 31, 2022 (the “pro forma statements of operations”) combines the historical consolidated statements of operations of Ideanomics and VIA, giving effect to the Merger as if it had occurred on January 1, 2022. The pro forma balance sheet and the pro forma statements of operations are referred to as the “pro forma financial statements”. In the pro forma financial statements, the historical consolidated financial statements have been adjusted to give effect to pro forma events that are (1) directly attributable to the Merger, (2) factually supportable and (3) with respect to the pro forma statements of operations, expected to have a continuing impact on the results of the Combined Company following the Merger. The assumptions and estimates underlying the unaudited adjustments to the pro forma financial statements are described in the accompanying notes, which should be read together with the pro forma financial statements.

The Merger will be accounted for as a business combination, and the pro forma financial statements and related notes have been prepared, using the acquisition method of accounting, with Ideanomics considered to be the acquirer of VIA for accounting purposes. Under the acquisition method of accounting, the acquisition consideration transferred by Ideanomics in the Merger will be allocated to VIA’s assets and liabilities based upon their estimated fair values as of the date of completion of the Merger. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, will be allocated to goodwill. In the pro forma financial statements and related notes, an estimate of the acquisition consideration has been preliminarily allocated to the assets acquired and liabilities assumed of VIA based upon their fair values as of January 31, 2023. The pro forma financial statements and related notes do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies, or any revenue, tax, or other synergies that may result from the Merger.

The unaudited proforma condensed combined financial information should be read together with Ideanomics’ historical consolidated financial statements, which are included in Ideanomics’ Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2023 and VIA’s historical consolidated financial statements, which are included in this proxy statement/prospectus.

The pro forma financial statements and related notes are presented for informational purposes only and are not intended to represent or to be indicative of the income or financial position that the Combined Company would have reported had the Merger occurred on the dates set forth in the pro forma financial statements. The pro forma balance sheet does not purport to represent the future financial position of the Combined Company, and the pro forma statements of operations do not purport to represent the future results of operations of the Combined Company.

The pro forma financial statements and related notes reflect management’s preliminary estimates of the fair value of purchase consideration and the fair values of tangible and intangible assets acquired and liabilities assumed in the Merger, with the remaining estimated purchase consideration recorded as goodwill. Independent valuation specialists have conducted an analysis to assist Ideanomics’ management in determining the fair value of the assets acquired and liabilities assumed. Ideanomics’ management is responsible for these third-party valuations and appraisals. Since these pro forma financial statements have been prepared based on preliminary estimates of the fair value of purchase consideration and fair values of assets acquired and liabilities assumed, the actual amounts to be reported in future filings may differ materially from the amounts used in the pro forma financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF DECEMBER 31, 2022

(Amounts in thousands)

	Ideanomics Historical	VIA Historical	Transaction Accounting Adjustments	Note 4	Pro Forma Combined
ASSETS:
Current assets:
Cash and cash equivalents	$21,929	$1,140	$		$23,069
Accounts receivable, net	5,855	-	-		5,855
Contract assets	3,579	-	-		3,579
		-	-
Notes receivable from third parties	31,653	-	(31,609)	(b)	44
Notes receivable from related parties	899	-	-		899
Inventory	28,246	59	-		28,305
Prepaid expenses	13,341	660	-		14,001
Amount due from related parties	899	-	-		899
Other current assets	8,536	-	-		8,536
Total current assets	114,038	1,859	(31,609)		84,287

Property and equipment, net	9,027	2,236	-		11,398
Intangible assets, net	52,768	-	115,610	(d)	168,378
Goodwill	37,775	-	10,950	(c)	48,725
Long-term investments	10,284	-	(7,500)	(e)	2,784
Operating lease right of use assets	15,979	4,764	-		20,743
Finance lease tight of use assets	1,565	-	-		1,565
Other noncurrent assets	1,320	296	-		1,616
Total assets	$242,801	$9,245	$87,451		$339,496

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT):
Current liabilities:
Accounts payable	$29,699	$13,189	$-		$42,888
Accrued salaries	9,848	1,658			11,506
Deferred revenue	2,749	-	-		2,749
Amount due to related party	2,376	3,140	(3,140)	(g)	2,376
Other current liabilities	13,676	2,969	8,963	(f)	25,608
Current portion of operating lease liabilities	4,082	54	-		4,136
Current portion of finance lease liabilities	345	-	-		345
Current contingent consideration	867	-	-		867
Promissory note due to third parties – short term	7,270	-	-		7,270
Promissory note payable to related party – short term	2,021	55,963	(55,963)	(h)	2,021
SAFE liabilities	-	7,500	(7,500)	(j)	-
Convertible promissory note to third parties	3,928	77,686	(77,686)	(i)	3,928
Total current liabilities	76,861	162,159	(135,326))		103,694

Accrued warranty, net of current position	-	18	-		18
Promissory note – long-term	1,957	-	-		1,957

Deferred tax liabilities	3,000	-	4,227	(l)	7,227
Operating lease liability – long term	12,273	3,712	-		15,985
Finance lease liability – long term	1,188	-	-		1,188
Non-current contingent consideration		-	73,627	(m)	73,627
Other long-term liabilities	959	-	-		959
Total liabilities	96,238	165,889	(57,473)		204,654

Convertible redeemable preferred stock and Redeemable non-controlling interest:
Series A Preferred stock	1,262	-	-		1,262
Series B Preferred stock	8,850				8,850
Series C Preferred stock			4,825	(a)	4,825
STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock	597	438	(312)	(n)	723
Preferred stock	-	-	-		-
Additional paid-in capital	1,004,082	255,628	(229,758))	(o)	1,029,952
Accumulated deficit	(866,450)	(412,711)	370,168	(p)	(908,992)
Accumulated other comprehensive income	(6,104)	-	-		(6,104)
Non-controlling interest	4,326	-	-		4,326

Total stockholders’ equity (deficit)	136,451	(156,644)	140,098		119,905

Total liabilities and stockholders’ equity (deficit)	$242,801	$9,245	$87,451		$339,496

See the accompanying notes to the unaudited pro forma condensed combined financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

(Amounts in thousands, except per share data)

	Ideanomics Historical	VIA	Transaction Accounting Adjustments	Note 4	Pro Forma Combined
Revenue	$100,936	$75	$-		$101,011
Cost of revenue	101,751	66	-		101,817
Gross Profit/(Loss)	(815)	9	-		(806)
Operating Expenses:
Selling, general and administrative	148,678	8,984	11,800	(k)	169,462
Research and development	3,888	50,997	-		54,885

Asset impairment	91,333	-	33,309	(s)	124,642
Goodwill impairment	38,868				38,868
Change in fair value of contingent consideration, net	(131)	-	-		(131)
Litigation settlement	1,362	-	-		1,362
Depreciation and amortization	7,717	91	5,781	(q)	13,589
Total operating expenses	291,715	60,071	50,890		402,676
Loss from operations	(292,530)	(60,063)	(50,890)		(403,483)
Interest and other income (expense):
Interest income	3,504		(2,259)	(r)	1,245
Interest expense	(2,950)	(4,134)	4,134	(r)	(2,950)
Gain on remeasurement of investment	10,965	-	-		10,965
Change in fair value of derivative liability	-	3	-		3
Gain on extinguishment of debt	-	472	-		472
Loss on disposal of subsidiaries	(276)	-	-		(276)
Other income (expense), net	6,478	5	-		6,483
Loss before income taxes and non-controlling interest	(274,809)	(63,717)	(49,015)		(387,541)
Income tax (expense) benefit	7,711	-	12,036	(t)	19,747
Equity in loss of equity method investee	(15,018)	-	-		(15,018)
Net loss attributable to common shareholders	(282,116)	(63,717)	(36,979)		(382,812)
Net loss attributable to non-controlling interest	21,424	-	-		21,424
Net loss attributable to common shareholders	$(260,692)	$(63,717)	$(36,979)		$(361,388)

Earnings per share, basic and fully diluted	$(0.51)				$(0.57)
Weighted average number of common shares	512,702,986		126,421,525	(u)	639,124,511

See the accompanying notes to the unaudited pro forma condensed combined financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Pro Forma Presentation

The pro forma financial statements and these notes present the pro forma condensed combined financial position and results of operations of Ideanomics (after giving effect to the Merger with VIA and adjustments described in these notes, subject to the assumptions and limitations described herein), and are intended to illustrate the impact of the Merger on Ideanomics.

The Merger will be accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) 805, "Business Combinations" (“ASC 805”). Under ASC 805, generally all assets acquired and liabilities assumed are recorded at their acquisition date fair value. For pro forma purposes, the fair value of VIA’s identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate of fair value as of December 31, 2022. Transaction costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

Certain reclassifications have been made to the historical presentation of VIA’s financial information to conform to Ideanomics’ financial presentation used in the pro forma financial statements. Upon consummation of the Merger, further review of VIA’s financial statements may result in additional revisions to VIA’s classifications to conform to Ideanomics’ financial presentation.

The pro forma financial statements do not adjust for any differences in Ideanomics’ and VIA’s accounting policies. At this time, Ideanomics is not aware of any differences that would have a material impact on the pro forma financial statements.

The pro forma financial statements do not reflect any cost savings, operating synergies or the impact of restructuring actions that the Combined Company may achieve as a result of the Merger, or the costs necessary to achieve such cost savings, operating synergies or restructuring actions.

The pro forma statements of operations reflect the Merger as if it had been completed on January 1, 2022, and the pro forma balance sheet reflects the Merger as if it had been completed on December 31, 2022. The historical consolidated financial statements have been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the Merger, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the results of the Combined Company following the Merger.

The pro forma financial statements and these notes have been prepared using the acquisition method of accounting under ASC 805, based on the historical financial statements, including the related notes, of Ideanomics and VIA. The pro forma financial statements and these notes include pro forma adjustments based on preliminary valuations of assets and liabilities of VIA. These adjustments are preliminary and will be revised at the effective time of the Merger and as additional information becomes available and additional valuation work is performed. The final purchase price allocations will be based on the fair value of the assets acquired and the liabilities assumed as of the closing of the Merger. For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed in determining the final purchase price allocations, Ideanomics will apply GAAP for fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal or most advantageous market at the measurement date. The fair value measurements will utilize estimates based on key assumptions in connection with the Merger, including historical and current market data. The final purchase price allocation will be determined after the completion of the Merger, and the final allocations may differ materially from those presented in the pro forma financial statements and these notes.

The pro forma financial statements do not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the Merger occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

2.	Estimated Purchase Price Consideration

Estimated consideration of approximately $112.8 million is based on the value of 126.4 million common shares and 1.2 million convertible preferred shares, in addition to the value of the settlement of pre-existing convertible promissory notes between Ideanomics and VIA.

The following table summarizes the components of the estimated consideration as noted within the Merger Agreement (in thousands except share price and share information):

Closing consideration (1)	$39,188
Estimated value of settled transactions (2)	5,745
Closing consideration payable in equity, net	33,442

Earnout consideration (1)	73,627
Total estimated purchase price	$112,815

Estimated Ideanomics common shares issued to VIA stockholders	126,421,525
Estimated Ideanomics convertible preferred shares issued to VIA stockholders	1,159,276

The following table summarizes the estimated purchase price in equity and cash (in thousands):

Closing consideration in equity, net	$33,442
Settlement of convertible promissory notes (2)	5,745
Earnout consideration	73,627
Fair value adjustment (3)
Total estimated purchase price consideration	$112	,815

(1)	Per Merger Agreement
(2)	Note provided by Ideanomics to VIA that are expected to be reduction in the purchase price for purposes of determining final equity expected to be issued to VIA Shareholders.
(3)	Represents the estimated fair value adjustment of the earnout consideration as described further below

The Merger Agreement provides for an earnout payment of up to $180 million payable in Ideanomics common stock if VIA meets certain sales targets before December 31, 2026. The earnout is payable in three (3) $60 million tiers. Each tier is triggered by the sale of a specified amount of VIA products to no more than twenty customers (first tier 25,000 units, second tier 37,500 units and third tier 50,000 units). The earnout consideration shall be payable to the VIA stockholders on a pro rata basis and shall be payable in shares of Ideanomics common stock valued as the VWAP at the time of the earnout payment. The preliminary estimated fair value of the earnout payment is determined using a probability-weighted approach. The more significant assumptions inherent in the application of this method include: management’s estimate of the probability of achieving the stated conditions and the discount rate selected to measure the risks inherent in credit risk and time value of money. Based on these assumptions, Ideanomics has included a fair value adjustment of $106.4 million that lowers the $180 million earnout to $73.6 million for purposes of calculating the preliminary purchase price to be allocated to the assets acquired and liabilities assumed. This fair value adjustment does not impact any ability to earn the maximum earnout within the period of performance.

3.	Preliminary Estimated Purchase Price Allocation

The allocation of the estimated acquisition consideration for VIA is preliminary because the accounting has not yet been completed. The preliminary allocation is based on estimates, assumptions, valuations, and other studies that have not yet been finalized in order to make a definitive allocation. Accordingly, the pro forma adjustments to allocate the acquisition consideration will remain preliminary until Ideanomics’ management determines the final acquisition consideration and the fair values of assets acquired, net of liabilities assumed. The final determination of the acquisition consideration allocation is anticipated to be completed as soon as practicable. The final amounts allocated to assets acquired and liabilities assumed could differ materially from the amounts presented in the pro forma financial statements.

The total preliminary estimated acquisition consideration as shown in the table below is allocated to the tangible and intangible assets acquired and liabilities assumed of VIA based on their preliminary estimated fair values as follows (amounts in thousands):

Consideration

Value of settlement of promissory notes	$5,746
Fair value of equity issued	33,442
Fair value of contingent consideration	73,627
Total estimated purchase price consideration	$112,815

Assets acquired:
Cash and cash equivalents		$1,140
Inventory		59
Prepaid expenses and other current assets		660
Property, plant and equipment		2,326
Operating lease right of use asset		4,764
Goodwill	(iv)	10,950
Identifiable intangible assets
Technology	(i)	104,200
Trade name	(ii)	11,410
Other long-term assets	(iii)	296
Liabilities assumed:
Accounts payable		(13,189)
Accrued liabilities		(1,790)
Operating lease liabilities		(3,766)
Deferred tax liabilities		(4,227)
Other long-term liabilities	(iii)	(18)
Total consideration		$112,815

(i)	The preliminary estimated fair value of acquired technology is determined using an income-based method referred to as the multi-period excess earnings method. The more significant assumptions inherent in the application of this method include: the amount and timing of projected future cash flows (including revenue, cost of sales, general and administrative expenses, research and development costs, and income taxes), the level of and return for other assets that contribute to the subject assets’ ability to generate cash flows, and the discount rate selected to measure the risks inherent in the future cash flows.

(ii)	The preliminary estimated fair value of the acquired trade name is determined using the relief from royalty method. The more significant assumptions inherent in the application of this method include: the amount and timing of projected revenue, the royalty rate, the income tax rate, and the discount rate selected to measure the risks inherent in the future cash flows.

(iii)	Ideanomics has performed a preliminary review of VIA’s lease portfolio to determine what, if any, adjustments may be required for (1) any above or below market leases, (2) the difference in incremental borrowing rates between the rate used by VIA historically to the rate Ideanomics would use as the acquirer, and (3) the assessment of whether any renewal options should be included in the measurement of the right-of-use asset and lease liability. Based on this preliminary review, Ideanomics determined that any associated adjustments to the operating lease right-of- use asset and operating lease liability would not be material.

(iv)	Goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the fair values assigned to the assets acquired and liabilities assumed. Among the factors that contributed to a purchase price in excess of the fair value of the net tangible and intangible assets was the acquired workforce of experienced personnel, synergies in products, technologies, skill sets, operations, customer base, and organizational cultures that can be leveraged to enable the building of a successful combined enterprise.

The acquisition method of accounting is dependent upon certain valuations that are provisional and subject to change. Accordingly, the pro forma adjustments are preliminary and made solely for the purpose of providing these unaudited pro forma condensed combined financial statements. No assurances can be given that the underlying assumptions used to prepare the analyses to determine the preliminary estimated fair values of acquired intangible assets and contingent consideration will change. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the future results of operations and financial position of the combined company.

4.	Transaction Accounting Adjustments

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Merger and the other transactions contemplated by the Merger Agreement and have been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (1) directly attributable to the Merger, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the results of the Combined Company.

Balance Sheet

(a)	Series C Preferred Shares

December 31, 2022 (000’s)
Reflects the value of preferred shares to be issued at closing	$ 4,825

(b)	Available-for-sale security

December 31, 2022 (000’s)
Reflects the reversal of the Note provided to VIA by Ideanomics that will be a reduction to the Merger Consideration (net of impairment charges)	$(31,609)
$(31,609)

(c)	Goodwill

December 31, 2022 (000’s)
Adjusts for purchase consideration in excess of fair value of net assets acquired	$10,950

(d)	Intangible assets, net

December 31, 2022 (000’s)
Reflects fair value of acquired technology	$104,200
Reflects fair value of acquired trade name	11,410
$115,610

(e)	Long-term investments

Deember 31, 2022 (000’s)
Reflects the reversal of the SAFE provided to VIA by Ideanomics that will be a reduction to the Merger Consideration	$(7,500)

(f)	Accrued expenses

December 31, 2022 (000’s)
Reflects accrual for direct, incremental acquisition-related transaction costs not yet reflected in the historical financial statements of Ideanomics/VIA with a corresponding increase to accumulated deficit	$11,800
Reflects the reversal of the discount recorded by VIA on the loans provided to VIA by Ideanomics	-
Reflects the elimination of accrued interest expense on the loans provided to VIA by Ideanomics	(2,837)
$8,963

(g)	Due to related party

December 31, 2022 (000’s)
Reflects conversion of due to related party into common stock	$(3,140)

(h)	Notes payable – related party

December 31, 2022 (000’s)

Reflects conversion of notes payable into common stock	$(55,963)

(i)	Convertible promissory note to third parties

December 31, 2022 (000’s)
Reflects the reversal of the loan provided to VIA by Ideanomics that will be a reduction to the Merger Consideration (inclusive of the discount recorded by VIA)	$(77,686)

(j)	SAFE liability

December 31, 2022 (000’s)
Reflects the reversal of the SAFE liability of VIA due to Ideanomics that will be a reduction to the Merger Consideration	$(7,500)

(k)	Transction Costs

December 31, 2022 (000’s)
Reflects the accrual for transactions costs triggered upon closing.	$11,800

(l)	Deferred tax liabilities

December 31, 2022 (000’s)
To record an estimated deferred tax liability on the fair value of purchased intangible assets (fair value of acquired intangible assets of $115,610 x the blended tax rate of 25%) and record the acquired deferred tax assets related to Net Operating Losses (prior to consideration of a valuation allowance)*	$4,227

*	This adjustment reflects the deferred tax liabilities (“DTLs”) resulting from pro forma fair value adjustments of the acquired assets and assumed liabilities based on the applicable blended tax rate and the estimated purchase price allocation. The DTLs are primarily related to the acquired intangible assets. Furthermore, tax-related adjustments included in the pro forma financial statements are based on the tax laws in effect during the respective period. The estimate of DTLs is preliminary and is subject to change based upon final determination of the fair value of assets acquired and liabilities assumed, by jurisdiction including the final allocation across such legal entities and related jurisdictions.

Currently, no adjustment to the pro forma financial statements has been made as it relates to preexisting valuation allowances. Furthermore, adjustments to established deferred tax assets and liabilities as well as the release of a valuation allowance will occur in conjunction with the finalization of the purchase accounting and these items will likely be material.

(m)	Contingent consideration

December 31, 2022 (000’s)
Reflects the fair value of earnout consideration	$73,627

(n)	Common stock

December 31, 2022 (000’s)
Eliminates the par value of common stock of VIA	$(438)
Reflects the par value of 126,421,525 new Ideanomics common shares issued in connection with the Merger	126
$(312)

(o)	Additional paid-in capital

December 31, 2022 (000’s)
Eliminates additional paid-in capital of VIA	$(255,628)
Reflects share consideration paid in excess of par value in connection with the Merger	26,182
$(229,446)

(p)	Accumulated deficit

December 31, 2022 (000’s)
Eliminates accumulated deficit of VIA	$412,711
Reflects accrual for direct, incremental acquisition-related transaction costs not yet reflected in the historical financial statements of Ideanomics/VIA with a corresponding increase to accumulated deficit	(11,800)
Impairment charges recorded by Ideanomics Inc. related to implied settlement value of the convertible promissory note (net of interest accrual)	(30,742)
$370,168

Statements of Operations

(q)	Amortization of acquisition-related intangible assets

Reflects the amortization expense based on the preliminary estimates of fair value for the acquired intangible assets, calculated, as follows (in 000’s, except useful lives):

			Year Ended December 31, 2022 (000’s)
Description	Fair Value	Useful Life

Technology	$101,400	20	$5,210
Trade name	$11,210	20	571
			$5,781

(r)	Interest Income/Interest Expense

Year Ended December 31, 2022 (000’s)
Eliminate interest income of VIA Notes from Ideanomics	$(2,259)

Eliminate interest expense of VIA Notes from VIA	$2,259
Reflects the reversal of interest expense recognized on notes payable to related parties that will be converted in connection with the Merger	$1,875

(s)	Asset impairment charges

Year Ended December 31, 2022 (000’s)
Reflects adjustments to fair value of convertible promissory notes in Q1 2023	$33,309

(t)	Income tax (expense) benefit

Year Ended December 31, 2022 (000’s)
Reflects the tax benefit for the pro forma adjustments calculated, as follows (in 000’s, except percentages):

Pro forma adjustments	$49,015
Blended tax rate	25%
Benefit from income taxes	$12,036

(u)	Weighted average shares outstanding

Year Ended
December 31, 2022
Reflects new Ideanomics shares issued in connection with the Merger	126,421,525